Exhibit 10.1.8

Conformed Copy

SUBLEASE AGREEMENT BETWEEN
ARCH INSURANCE COMPANY, AS SUBLANDLORD
AND
BROOKFIELD PROPERTIES OLP CO. LLC, AS SUBTENANT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of the 21st day of July, 2008, by and between ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (“Sublandlord”), and BROOKFIELD PROPERTIES OLP CO. LLC, a Delaware limited liability company, having an office c/o Brookfield Financial Properties, L.P., Three World Financial Center, 200 Vesey Street, 11th Floor, New York, New York 10281-1021 (“Subtenant”).

W I T N E S S E T H

WHEREAS:

A.                                   By lease dated September 26, 2002 (the “Original Overlease”), as amended by that certain First Lease Modification Agreement (the “First Modification”) dated as of May 7, 2003, that certain Second Lease Modification Agreement (the “Second Modification”) dated as of July 31, 2003, that certain Third Lease Modification Agreement (the “Third Modification”) dated as of February 18, 2004, that certain Fourth Lease Modification Agreement (the “Fourth Modification”) dated as of May 13, 2004, that certain Substitution of Storage Space Agreement (the “Storage Substitution Agreement”) dated as of September 30, 2004, that certain Fifth Lease Modification Agreement dated as of December 15, 2005 (the “Fifth Modification”) and that certain Sixth Lease Modification Agreement dated as of March 29, 2007 (the “Sixth Modification”) and as the same is concurrently herewith being amended pursuant to the Consent and Seventh Modification (as such term is defined in paragraph C below; such lease, as the same has been, is being and may hereafter be further amended, being hereinafter called the “Overlease”), Brookfield Properties OLP Co. LLC, formerly known as BFP One Liberty Plaza Co. LLC (“Overlandlord”) leased to Sublandlord certain space consisting of the entire rentable area of each of the sixteenth (16th), seventeenth (17th) and fifty-third (53rd) floors and certain storage space located on the concourse level (collectively, the “Leased Space”) in the building known as One Liberty Plaza, New York, New York (the “Building”) in accordance with the terms of the Overlease.  A complete copy of the Overlease has been delivered to each of Sublandlord and Subtenant, the receipt of which is hereby acknowledged by each of Sublandlord and Subtenant.

B.                                     Sublandlord and Subtenant desire to consummate a subleasing of a portion of the Leased Space on the terms and conditions contained in this agreement (this “Sublease”).

C.                                     Overlandlord and Sublandlord (as Tenant under the Overlease) are concurrently herewith entering into that certain Consent to Sublease, Non-Disturbance Agreement and Seventh Lease Modification Agreement (the “Consent and Seventh Modification”), providing for, inter alia, Overlandlord’s consent to this Sublease, Overlandlord’s recognition of Subtenant and certain modifications of the Overlease in connection herewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, it is hereby agreed as follows:

1.                                       Term; Rent.

1.1                                 Sublandlord hereby leases to Subtenant and Subtenant hereby hires from Sublandlord the entire rentable area of each of the sixteenth (16th) and seventeenth (17th) floors of the Building (comprising a portion of the Leased Space and which Sublandlord and Subtenant hereby agree for purposes of this Sublease shall be deemed to contain 44,514 rentable square feet each or 89,028 rentable square feet in the aggregate), approximately as shown on the applicable floor plans annexed to the Second Modification, the Third Modification, the Fifth Modification and the Sixth Modification (collectively, the “Premises”), for a term (the “Sublease Term”) commencing at 12:01 A.M. EST on the Sublease Commencement Date (as such term is hereinafter defined) and ending at 11:00 P.M. EST on January 31, 2014 or on such earlier date upon which the Sublease Term shall terminate pursuant to any conditions or covenants of this Sublease or pursuant to law (the “Sublease Expiration Date”), at an annual fixed rent (“fixed rent”) at the rate of Four Million Ninety-Five Thousand Two Hundred Eighty-Eight and 00/100 ($4,095,288.00) Dollars per annum, to be paid in equal monthly installments of Three Hundred Forty-One Thousand Two Hundred Seventy-Four and 00/100 ($341,274.00) Dollars each in advance, on the first day of each month during the Sublease Term, without any set-off, offset, abatement or reduction whatsoever, except as otherwise provided herein or in any provision of the Overlease, as incorporated herein.  As used herein, the term “Sublease Commencement Date” shall mean March 17, 2009 (the “Anticipated Sublease Commencement Date,” which date shall be subject to extension in accordance with the provisions of Section 4.2(d) hereof) or such earlier date (the “Accelerated Sublease Commencement Date”) as Sublandlord may elect by written notice (the “Sublease Commencement Date Acceleration Notice”) given to Subtenant not less than thirty (30) days prior to such Accelerated Sublease Commencement Date, provided, however, that the Accelerated Sublease Commencement Date shall not occur earlier than January 1, 2009.  Notwithstanding anything to the contrary contained herein, if for any reason whatsoever, Sublandlord shall be unable to deliver possession of the Premises to Subtenant on or before the Anticipated Sublease Commencement Date or any Accelerated Sublease Commencement Date (as the case may be), subject to Subtenant’s remedies with respect to such late delivery as expressly set forth in this Sublease, the term of the Sublease shall commence on, and the Sublease Commencement Date shall be, the date on which Sublandlord actually delivers possession of the Premises to Subtenant in accordance with the terms of this Sublease.  The date upon which Sublandlord actually delivers possession of the entire Premises to Subtenant in accordance with the terms of this Sublease is hereinafter called the “Actual Sublease Commencement Date”.  Sublandlord and Subtenant shall, at the request of either party, execute, acknowledge and deliver to each other an instrument substantially in the form of Exhibit B annexed hereto (a “Sublease Commencement Date Agreement”) confirming the Actual Sublease Commencement Date; provided, however, that the failure of either party to request or to execute, acknowledge and deliver such instrument shall have no effect whatsoever on the occurrence of the Actual Sublease Commencement Date.

1.2                                 Notwithstanding the provisions of Section 1.1 above, the fixed rent payable by Subtenant hereunder shall be abated during six (6) month period commencing on the Sublease Commencement Date.

2.                                       Assignment and Subletting.

2.1                                 Notwithstanding anything to the contrary set forth in the Overlease, Subtenant shall have the unqualified and unrestricted right, without Sublandlord’s consent or approval and without the application of Sections 7.07 through 7.15 of the Overlease, to (a) assign or transfer this Sublease or any interest therein, (b) permit this Sublease to be assigned by operation of law or otherwise, (c) further lease all or any part of the Premises, (d) permit the Premises or any desk space therein to be occupied by persons other than Subtenant, or (e) pledge or encumber this Sublease, the term and estate hereby granted or the rentals hereunder.  Any assignment or further leasing and the use of the Premises by Subtenant or by any assignee or further tenant of Subtenant, or by anyone else claiming by, through or under Subtenant, may be for any purpose or purposes that Subtenant, in Subtenant’s sole discretion, shall deem suitable or appropriate and shall be on such terms and at such rental rates as Subtenant, in Subtenant’s sole discretion, shall deem appropriate (it being acknowledged and agreed by Sublandlord that Subtenant shall have the right to further lease the Premises to a third party for a term that extends beyond the Sublease Expiration Date and, in such event, any continued occupancy of the Premises by such third party beyond 11:00 P.M. EST on the Sublease Expiration Date shall not be deemed a holdover or other default under this Sublease, and Sublandlord hereby consents to such continued occupancy without any charge to such third party).  In no event shall Sublandlord be entitled to any consideration or payment from Subtenant (or from any assignee or further tenant of Subtenant) in connection with any assignment of this Sublease or further leasing of the Premises, including, without the limitation, payment of any portion of any profits realized by Subtenant or by any assignee or further tenant of the Premises in connection therewith.

2.2                                 In the event that Subtenant shall enter into a further lease with a tenant covering the Premises or a portion thereof, upon Subtenant’s request, Sublandlord shall enter into a non-disturbance agreement (a “Non-Disturbance Agreement”) with such tenant in the form annexed hereto as Exhibit C, agreeing to recognize such tenant under the provisions set forth in such Non-Disturbance Agreement (provided however that, except in connection with the Non-Disturbance Agreement to be entered into with Cleary (as hereinafter defined), (x) such Non-Disturbance Agreement shall be modified as appropriate to replace the references to Cleary with references to such tenant and (y) the provisions of paragraphs 5, 6 and 7 and Exhibit A of such form of Non-Disturbance Agreement shall be deleted or modified if not applicable).  Sublandlord shall execute any such Non-Disturbance Agreement and deliver same to Subtenant and such tenant concurrently with the execution of such lease by Subtenant and such tenant.  Sublandlord shall make such modifications to any such Non-Disturbance Agreement as such tenant may reasonably request, provided that such modifications do not materially decrease any rights or benefits or materially increase any obligations of Sublandlord hereunder.  Without limiting the generality of the foregoing, Sublandlord hereby acknowledges that Subtenant is concurrently herewith entering into an agreement with Cleary, Gottlieb, Steen & Hamilton LLP (“Cleary”) pursuant to which Subtenant shall lease the Premises to Cleary for a term commencing on or immediately following the Sublease Commencement Date (such agreement being hereinafter called the “Cleary Agreement”), and Sublandlord agrees to execute a Non-Disturbance Agreement and deliver same to Subtenant and Cleary concurrently with the execution of the Cleary Agreement by Subtenant and Cleary (such Non-Disturbance Agreement being hereinafter called the “Cleary Non-Disturbance Agreement”).

3.                                       Incorporation of Overlease.

3.1                                 Except as herein otherwise expressly provided and except for the obligations to pay Fixed Rent and Additional Charges under the Overlease, all of the terms, covenants, conditions and provisions in the Overlease are hereby incorporated in and made a part of this Sublease, and such rights and obligations as are contained in the Overlease are hereby imposed upon the respective parties hereto; the Sublandlord herein being substituted for the Landlord named in the Overlease; the Subtenant herein being substituted for the Tenant named in the Overlease; the Premises herein being substituted for the Premises in the Overlease; and references to the “Sublease” being substituted for references to the “Lease” in the Overlease (except where such reference in the Overlease is by its terms (unless modified by this Sublease) to any other section of the Overlease, in which event such reference shall be deemed to refer to the particular section of the Overlease); provided, however, that the Sublandlord herein shall not be liable for any defaults by Overlandlord.

3.2                                 For purposes of this Sublease, Articles 3, 4, 16, 34, 36, 38 and 40, Section 1.04 and Exhibit H of the Original Overlease, the entire First Modification, paragraphs 4(a), 4(b), 5, 6, 7, 8 and 9 of the Second Modification, paragraphs 3(a), 3(b), 4, 5(a) and 6 of the Third Modification, the entire Fourth Modification, the entire Storage Substitution Agreement, paragraphs 4(a)(i), 4(a)(ii), 4(b), 5, 6 and 7 of the Fifth Modification and paragraphs 4(a)(i), 4(a)(ii), 4(b), 5 and 7 of the Sixth Modification, and all references in the Overlease to the foregoing shall not be deemed incorporated in or made a part hereof.

4.                                       Condition of Premises; Delays in the Sublease Commencement Date.

4.1                                 Subtenant has examined the Premises, is aware of the physical condition thereof, and agrees to take the same “as is,” in its condition and state of repair existing as of the date of this Sublease, with the understanding that there shall be no obligation on the part of Sublandlord to perform any work, supply any materials or incur any expense whatsoever in connection with the preparation of the Premises for Subtenant’s occupancy thereof, except that Sublandlord shall deliver the Premises to Subtenant vacant, broom clean and free of all occupancies and Tenant’s Property at 12:01 A.M. EST on the Sublease Commencement Date.   Notwithstanding the foregoing, Sublandlord shall not be deemed to be in default of its obligations pursuant to the preceding sentence to the extent that there shall be remaining in the Premises on the Sublease Commencement Date all or any portion of the Arch Furniture, as such term is defined in Paragraph 5 of the Cleary Non-Disturbance Agreement.

4.2                                 (a)                                  In the event that the Sublease Commencement Date shall not have occurred on or before the Anticipated Sublease Commencement Date (time being of the essence), such failure shall constitute a default by Sublandlord under this Sublease (for which Subtenant shall have all of the rights and remedies set forth in this Sublease or otherwise available to it at law or in equity) and a default by Sublandlord as Tenant under the Overlease

(for which Overlandlord shall have all of the rights and remedies set forth in the Overlease or otherwise available to it at law or in equity). Without limiting the generality of the foregoing, in the event that the Sublease Commencement Date shall not have occurred on or before the Anticipated Sublease Commencement Date (time being of the essence):

(i)                                     Sublandlord shall, by not later than the date occurring five (5) Business Days after the Anticipated Sublease Commencement Date (such date being hereinafter called the “Late Delivery Fee Payment Date”), make a payment to Subtenant in the amount of Two Million and 00/100 ($2,000,000.00) Dollars (the “Late Delivery Fee”), which Late Delivery Fee shall, at Subtenant’s option, be paid (x) by certified check drawn on a New York City bank which is a member of the New York Clearing House Association or a successor thereto or (y) by wire transfer to Subtenant of immediately available “Federal Reserve Funds” in accordance with instructions to be provided by Subtenant by not later than the date immediately preceding the Late Delivery Fee Payment Date.  As used herein, the term “Federal Reserve Funds” shall mean the receipt by a bank or banks in the continental United States designated by Subtenant of United States dollars in form that does not require further clearance, and may be applied at the direction of Subtenant by such recipient bank or banks on the day of receipt of advice that such funds have been wire transferred; and

(ii)                                  For each month or portion of a month occurring during the period commencing on the Anticipated Sublease Commencement Date and ending on the date immediately preceding the Actual Sublease Commencement Date (or, in the event of a termination of this Sublease pursuant to Section 4.3 hereof, ending on the Termination Date), Sublandlord shall pay to Subtenant an amount (the “Monthly Late Delivery Charge”) equal to the excess of (A) the higher of (x) an amount equal to one and one-half (1 ½) times one-twelfth

(1/12) of the sum of the Fixed Rent and Additional Charges payable by Sublandlord (as Tenant under the Overlease) with respect to the Premises under the Overlease during the twelve (12) calendar month period ending on the last day of the calendar month immediately preceding the month in which the Anticipated Sublease Commencement Date occurs (i.e., the period commencing on March 1, 2008 and ending on February 28, 2009 if the Anticipated Sublease Commencement Date shall be March 17, 2009) or (y) an amount equal to the then market rental value of the Premises (as shall be established by Subtenant giving notice to Sublandlord of Subtenant’s good faith estimate of such market rental value) over (B) the Fixed Rent payable by Sublandlord (as Tenant under the Overlease) with respect to the Premises under the Overlease for the same period.  Sublandlord shall have the right to dispute such market rental value for the Premises as estimated by Subtenant in the same manner as set forth in Section 34.01 of the Original Overlease.  The Monthly Late Delivery Charges for each calendar month occurring during the Late Delivery Period shall be due and payable on the first day of such calendar month, except that the Late Delivery Charge for the month in which the Anticipated Sublease Commencement Date occurs shall be due and payable on the Anticipated Sublease Commencement Date.

(b)                                 The Late Delivery Fee and the Monthly Late Delivery Charges shall constitute Additional Charges payable by Sublandlord (as Tenant under the Overlease) under the Overlease.  In the event that Sublandlord fails to pay the Late Delivery Fee on or before the Late Delivery Fee Payment Date or in the event that Sublandlord fails to pay any Monthly Late Delivery Charge on or before the date set forth Section 4.2(a)(ii) hereof, such failure shall constitute a default by Sublandlord under this Sublease and shall also constitute a failure to pay Additional Charges in accordance with the provisions of Article 22 of the Original

Overlease, for which Overlandlord shall have all of the rights and remedies set forth in the Overlease or otherwise available to it at law or in equity.

(c)                                  Sublandlord acknowledges that Subtenant has informed it that if the Sublease Commencement Date has not occurred on or before the Anticipated Sublease Commencement Date, Subtenant will solely be contractually obligated to pay Cleary, pursuant to the terms of the Cleary Agreement, (i) the amount of the Late Delivery Fee and (ii) the amount of the Monthly Late Delivery Charges (less the amount of any costs incurred by Subtenant in obtaining or attempting to obtain possession of the Premises from Sublandlord or in collecting or attempting to collect any Monthly Late Delivery Charges from Sublandlord).  In view of the foregoing and the potential for additional damages as a result of Sublandlord’s failure to cause the Sublease Commencement Date to occur on or before the Anticipated Sublease Commencement Date, Sublandlord and Subtenant hereby acknowledge and agree that the Late Delivery Fee and the Monthly Late Delivery Charges shall be deemed to be liquidated damages and not a penalty, it being acknowledged and agreed that Subtenant’s actual damages by reason of Sublandlord’s failure to cause the Sublease Commencement Date to occur on or before the Anticipated Sublease Commencement Date would be difficult (if not impossible) to ascertain, and that the Late Delivery Fee and the Monthly Late Delivery Charges constitute a reasonable estimate of Subtenant’s actual damages.

(d)                                 Subtenant acknowledges that Sublandlord has informed it that Sublandlord is in negotiations with Mack-Cali Realty Corporation with respect to a lease of certain premises located at Harborside Financial Center in Jersey City, New Jersey (such building being hereinafter called the “Jersey City Building” and such premises being hereinafter called the “Jersey City Premises”) for a term commencing prior to the Anticipated Sublease

Commencement Date.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 4.3(b) hereof, the Anticipated Sublease Commencement Date shall be extended by one day for each day that Sublandlord is delayed in delivering possession of the Premises to Subtenant by reason of the occurrence of any Force Majeure Event affecting the Building or the Jersey City Building, but any such extension by reason of a Force Majeure Event shall not exceed sixty (60) days in the aggregate.  For purposes of the foregoing, the term “Force Majeure Event” shall mean one or more of the following events: (i) casualty, (ii) condemnation, (iii) labor strike or similar dispute, (iv) act of terrorism or (v) war.

4.3                                 (a)                                  Sublandlord acknowledges that Subtenant has informed it that, pursuant to the terms of the Cleary Agreement, Cleary will have the right to terminate the Cleary Agreement if Subtenant does not deliver possession of the entire Premises to Cleary on or before August 1, 2009 (the “Rescission Date”; such termination right being hereinafter called the “Cleary Termination Right”).  In the event that (i) the Sublease Commencement Date shall not have occurred on or before the Rescission Date and (ii) Cleary exercises the Cleary Termination Right in accordance with the terms of the Cleary Agreement, Subtenant shall have the right to terminate this Sublease by written notice (the “Rescission Notice”) given to Sublandlord at any time after the Rescission Date, and such termination shall be effective upon the giving of the Rescission Notice (the “Termination Date”).  If Subtenant exercises such option to terminate this Sublease, then upon such termination, neither Sublandlord nor Subtenant shall have any further obligations to the other hereunder except that (i) Subtenant shall, within thirty (30) days after the Termination Date, return to Sublandlord the Sublease Inducement Payment (as such term is hereinafter defined), after deducting therefrom the aggregate amount of any attorneys’ fees and disbursements incurred by Subtenant in connection with this Sublease, the Consent and Seventh

Modification, the Cleary Agreement and the Cleary Non-Disturbance Agreement, and (ii) the provisions of Section 10 of this Sublease shall survive such termination.

(b)                                 Notwithstanding anything to the contrary contained herein, in the that (i) a casualty or condemnation shall occur at the Jersey City Building and (ii) Sublandlord and Cleary shall agree, acting reasonably and in good faith, that such casualty or condemnation is so material that Sublandlord cannot reasonably be expected to take occupancy of the Jersey City Premises on or before June 17, 2009, Sublandlord and Cleary shall have the right to give a joint notice (a “Joint Termination Notice”) to Subtenant of the foregoing, which notice shall set forth Cleary’s exercise of the Cleary Termination Right in accordance with the provisions of the Cleary Agreement.  If Cleary exercises the Cleary Termination Right as set forth in the preceding sentence and otherwise in accordance with the terms of the Cleary Agreement, (i) Subtenant shall be deemed to have given a Rescission Notice to Sublandlord concurrently with the giving of the Joint Termination Notice by Sublandlord and Cleary and this Sublease shall terminate as set forth in Section 4.3(a) hereof upon the giving of the Joint Termination Notice and (ii) Sublandlord shall deliver the Late Delivery Fee to Subtenant within five (5) Business Days after the giving of the Joint Termination Notice.

4.4                                 In the event of the termination of this Sublease pursuant to Section 4.3 hereof, Sublandlord and Subtenant shall, at the request of either party, execute, acknowledge and deliver to each other an instrument in form reasonably satisfactory to Sublandlord and Subtenant confirming such termination of this Sublease; provided, however, that the failure of either party to request or to execute, acknowledge and deliver such instrument shall have no effect whatsoever on such termination of this Sublease.

5.                                       Use.

5.1                                 Sublandlord and Subtenant agree that the Premises may be used and occupied (whether by Subtenant or by anyone claiming by, through or under Subtenant, including, without limitation, any assignee of this Sublease or any further tenant of Subtenant) for any purpose.

6.                                       Consents.

6.1                                 Sublandlord and Subtenant acknowledge that Overlandlord’s consent to this Sublease is set forth in the Consent and Seventh Modification.

6.2                                 Sublandlord acknowledges and agrees that, notwithstanding anything contained herein or in the Overlease to the contrary, Sublandlord’s consent or approval shall not be required with respect to any actions to be taken by Subtenant, or anyone claiming by, through or under Subtenant, in connection with this Sublease or otherwise in or with respect to the Premises.

7.                                       Defaults.

7.1                                 Sublandlord and Subtenant acknowledge and agree that (a) all services, repairs, restorations, equipment and access to and for the Premises and any insurance coverage of the Building will in fact be provided by Overlandlord, (b) Sublandlord shall have no obligation during the term of this Sublease to provide any such services, repairs, restorations, equipment, access or insurance coverage, (c) Subtenant agrees to look solely to Overlandlord for the furnishing of such services, repairs, restorations, equipment, access and insurance coverage, and (d) Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Overlandlord’s part in furnishing such services, repairs, restorations, equipment, access or insurance coverage.

7.2                                 Notwithstanding anything to the contrary contained herein, no act or omission of Subtenant or anyone claiming by, through or under Subtenant (including, without limitation, any assignee of this Sublease or any further tenant of Subtenant) shall be deemed a default under this Sublease unless such act or omission gives rise to a default by Sublandlord as Tenant under the Overlease and Overlandlord delivers a notice of default to Sublandlord in respect thereof.

8.                                       Sublandlord’s Representations.

8.1                                 Sublandlord represents that (a) the Overlease is in full force and effect, (b) Sublandlord is the holder of the interest of the tenant under the Overlease and has and will have the right to enter into this Sublease, (c) nothing has been or will be done or suffered whereby the Overlease, or the term or estate thereby granted or the Premises, or any part thereof, or any alterations, decorations, installations, additions or improvements in and to the Premises, have been or will be encumbered in any way whatsoever, and (d) no one other than Sublandlord has acquired through or under Sublandlord (or, except for Subtenant or anyone claiming through or under Subtenant, will acquire through or under Sublandlord) any right, title or interest in or to the Overlease as it relates to the Premises or the term or estate thereby granted or in or to the Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.

8.2                                 Sublandlord represents and warrants to Subtenant that, as of the date of this Sublease, any equipment or systems that are located in or serve the Premises and that were either installed or modified by Sublandlord or that Sublandlord is obligated under the Overlease to repair and maintain are in good working order.

9.                                       Subordination.

9.1                                 Subject to the provisions of paragraph 3 of the Consent and Seventh Modification, this Sublease is subject and subordinate to the Overlease and to any matters to which the Overlease is or shall be subordinate, including all ground or underlying leases (if any) and all mortgages which may now or hereafter affect such leases or the real property of which the Premises are a part and all renewals, modifications, replacements and extensions of any of the foregoing.  This Section 9.2 shall be self-operative and no further instrument of subordination shall be required.

10.                                 Broker.

10.1                           Each of Sublandlord and Subtenant covenants, represents and warrants to the other party that it has had no dealings or communications with any broker or agent in connection with the consummation of this Sublease and the Consent and Seventh Modification other than CB Richard Ellis, Inc. (“CBRE”), who is representing Sublandlord. Sublandlord covenants and agrees to pay, hold harmless and indemnify Subtenant from and against any and all cost, expense (including without limitation reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent, including CBRE, and arising out of any conversations or negotiations had by Sublandlord with such broker or agent with respect to this Sublease or the negotiation thereof.  Subtenant covenants and agrees to pay, hold harmless and indemnify Sublandlord from and against any and all cost, expense (including without limitation reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent, other than CBRE, and arising out of any conversations or negotiations had by Subtenant with such broker or agent with respect to this Sublease or the negotiation thereof.  Sublandlord shall pay a brokerage commission to CBRE in connection with this Sublease pursuant to a separate agreement between Sublandlord and CBRE.

11.                                 Additional Escalation Rent.

11.1                           Throughout the Sublease Term, Subtenant shall pay to Sublandlord, as additional rent under this Sublease, all Operating Payments and Tax Payments attributable to the Premises pursuant to Article 3 of the Overlease; provided, however, that for purposes of the foregoing, (a) the “Base Operating Amount” shall mean the Operating Expenses incurred for the Operating Year commencing January 1, 2009; (b) the “Base Tax Amount” shall mean the Taxes for the Tax Year commencing on July 1, 2009; and (c) “Tenant’s Share” shall mean 3.9685%.  The items of additional rent to be paid by Subtenant pursuant to the preceding sentence are hereinafter respectively called “Additional Operating Expense Rent” and “Additional Tax Rent” and are hereinafter collectively called “Additional Escalation Rent”.

11.2                                Sublandlord and Subtenant hereby acknowledge that, pursuant to the provisions of paragraph 5(a) of the Consent and Seventh Modification, Overlandlord has agreed to provide a statement of any Additional Escalation Rent payable by Subtenant hereunder (an “Additional Escalation Rent Statement”) along with the corresponding Landlord’s Statement or the corresponding bill setting forth any Additional Charges payable by Sublandlord on account of increases in Operating Expenses or Taxes under Article 3 of the Overlease (respectively, the “Article 3 Operating Expense Payments” and “Article 3 Tax Payments” and, collectively, the “Article 3 Escalation Payments”).  Subtenant shall pay any such Additional Escalation Rent to Sublandlord, as set forth in such Additional Escalation Rent Statement, on or before the date on which the corresponding Article 3 Escalation Payments are required to be paid by Sublandlord to Overlandlord pursuant to the applicable provisions of the Overlease, and Sublandlord shall not be obligated to provide any additional statement to Subtenant with respect to any such Additional Escalation Rent.

11.3                           Any Additional Escalation Rent payable by Subtenant pursuant to this Article 11 shall be based on the corresponding Article 3 Escalation Payments payable by Sublandlord to Overlandlord pursuant to the terms of the Overlease, as finally determined (i.e., the Article 3 Escalation Payments determined to be payable by Sublandlord following the rendering of any final statements by Overlandlord with respect thereto and any challenges raised by Sublandlord with respect to such amounts).  For example, if, pursuant to the Overlease, Sublandlord is required to pay Article 3 Operating Expense Payments to Overlandlord on an estimated basis, subject to adjustment when Overlandlord’s operating expenses are reconciled following the end of each calendar year, Subtenant will be obligated to pay Additional Operating Expense Rent to Sublandlord as and when billed by Sublandlord during such calendar year and, following such adjustment with respect to such Article 3 Operating Expense Payments, such Additional Operating Expense Rent will be subject to a corresponding adjustment.

12.                                 Notices.

12.1                           Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Sublease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be given in the same manner as set forth in Article 28 of the Original Overlease, as the same has been and may hereafter be further amended, as though the references in said Article 28 to “Landlord” and “Tenant,” respectively, were replaced with references to Subtenant and Sublandlord, respectively, except that after the Sublease Commencement Date, all notices addressed to Sublandlord shall be sent to the following address: Arch Insurance Company, Harborside Financial Center, Plaza III, 3rd floor, Jersey City, New Jersey 07311, Attention: Vice President,

Corporate Administrative Services, with a copy to the same address as above, Attention: General Counsel.

13.                                 Electricity.

13.1                           Subtenant shall pay all charges for electricity consumed in the Premises pursuant to Article 14 of the Overlease (as the same has been amended and as the same is incorporated herein), provided, however, that Subtenant shall pay the amount of any such charges directly to Overlandlord and shall be under no obligation to pay same to Sublandlord.

14.                                 Alterations; Condition of Premises on Sublease Expiration Date.

14.1                           Notwithstanding anything to the contrary contained in the Overlease, Subtenant and, at Subtenant’s election, any party claiming by, through or under Subtenant (including, without limitation, any assignee of this Sublease or any further tenant of Subtenant) shall have the unqualified and unrestricted right, without Sublandlord’s permission or approval, to make any and all changes, alterations, additions, improvements, installations and decorations in, to or about the Premises or any portion thereof as Subtenant or such other party, in its sole discretion, deems suitable or appropriate.

14.2                           Notwithstanding anything to the contrary contained in the Overlease, Subtenant and, at Subtenant’s election, any party claiming by, through or under Subtenant (including, without limitation, any assignee of this Sublease or any further tenant of Subtenant) shall have the right, but not the obligation, at its option and in its sole discretion, to remove, in whole or in part, any changes, alterations, additions, improvements, installations or decorations made in or to the Premises prior to or upon the Sublease Expiration Date (including, without limitation, any of the foregoing made prior to the Sublease Commencement Date), and Subtenant shall have no obligation on the Sublease Expiration Date to restore any pre-existing conditions in the Premises.

15.                                 Sublease Inducement Payment.

15.1                           In consideration of Subtenant’s entering into this Sublease, Sublandlord shall pay to Subtenant the sum of Two Million Nine Hundred Twenty-Six Thousand Two Hundred Sixty-Seven and 00/100 ($2,926,267.00) Dollars (the “Sublease Inducement Payment”) upon the execution of this Sublease by Sublandlord, which amount shall be paid (x) by certified check drawn on a New York City bank which is a member of the New York Clearing House Association or a successor thereto or (y) by wire transfer to Subtenant of immediately available Federal Reserve Funds.  Subtenant shall have the right to use the Sublease Inducement Payment in such manner as Subtenant shall determine in its sole discretion.

16.                                 Limitation of Liability.

16.1                           Sublandlord agrees to look solely to Subtenant’s estate and interest in the Building for the satisfaction of any right or remedy of Sublandlord, for the collection of a judgment (or other judicial process) requiring the payment of money by Subtenant, in the event of any liability by Subtenant, and no other property or assets of Subtenant shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Sublandlord’s remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder, or Subtenant’s use and occupancy of the Premises, or any other liability of Subtenant to Sublandlord.

17.                                 Quiet Enjoyment.

17.1                           So long as Subtenant is not in default hereunder beyond the expiration of any applicable notice and cure periods, Sublandlord shall not disturb or terminate Subtenant’s leasehold estate hereunder, subject, however, to the terms, provisions and obligations of this Sublease.

18.                                 Miscellaneous.

18.1                           All capitalized terms contained in this Sublease and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Overlease.

18.2                           This Sublease may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, termination, modification or discharge is sought.

18.3                           This Sublease constitutes the entire agreement between the parties and all representations and understandings have been merged herein.

18.4                           This Sublease shall inure to the benefit of all of the parties hereto, their successors and (subject to the provisions hereof) their assigns.

18.5                           Sublandlord and Subtenant hereby expressly negate any intention on their part, or on the part of Subtenant as Overlandlord under the Overlease, that the estate of Subtenant in and to the Premises created by this Sublease be merged with the estate of Subtenant as Overlandlord under the Overlease or with any other estate held by either of Sublandlord or Subtenant.

18.6                           This Sublease shall not be effective and binding upon Sublandlord or Subtenant unless and until Sublandlord and Subtenant have duly and unconditionally executed and delivered this Sublease.

18.7                           This Sublease shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any conflict of law principles thereof.  Sublandlord and Subtenant hereby irrevocably consent and submit to the jurisdiction of the federal courts of the United States of America located in the Southern District of New York and of any state, county or municipal court sitting in the State of New York, County of New York, in respect of any suit, action or proceeding arising out of or in any way relating to this Sublease.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

ARCH INSURANCE COMPANY, Sublandlord

By:	/s/ Dennis R. Brand
Name: Dennis R. Brans
Title: Executive Vice President and Chief Administration Officer

BROOKFIELD PROPERTIES OLP CO. LLC, Subtenant

By:	/s/ Sara B. Queen
Name: Sara B. Queen
Title: Senior Asset Manager

STATE OF NEW YORK                                                                                                                  )

                                                                                                                                                                                                                                                           :  ss.:

COUNTY OF NEW YORK                                                                                                     )

On the            day of                        in the year 2008, before me, the undersigned, a Notary Public in and for said state, personally appeared                                                          personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

STATE OF NEW YORK                                                                                                                  )

                                                                                                                                                                                                                                                           :  ss.:

COUNTY OF NEW YORK                                                                                                     )

On the             day of                      in the year 2008, before me, the undersigned, a Notary Public in and for said state, personally appeared                                                          personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

EXHIBIT A

INTENTIONALLY OMITTED

EXHIBIT B

FORM OF SUBLEASE COMMENCEMENT DATE AGREEMENT

(See attached)

BROOKFIELD PROPERTIES OLP CO. LLC

c/o Brookfield Financial Properties, L.P.

Three World Financial Center

200 Vesey Street, 11th Floor

New York, New York 10281-1021

, 200

Arch Insurance Company
Harborside Financial Center
Plaza III, 3rd Floor
Jersey City, New Jersey 07311

Re:

Sublease Agreement dated as of July     , 2008 (the “Sublease”) between Arch Insurance Company, as Sublandlord, and Brookfield Properties OLP Co. LLC, as Subtenant, covering premises consisting of the entire 16th and 17th floors of One Liberty Plaza, New York, NY

Gentlemen:

All defined terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the captioned Sublease.

This letter shall serve to confirm that possession of the Premises was delivered to Subtenant in accordance with the terms of the Sublease on               , 200    .  Accordingly, and pursuant to Section 1.1 of the Sublease, this letter shall confirm our agreement that the Sublease Commencement Date occurred on               , 200    .

This letter may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

Kindly sign all five (5) copies of this letter (which are enclosed herewith) and return at least three (3) fully-executed originals to this office at your earliest convenience to confirm your agreement to the foregoing.

Very truly yours,

BROOKFIELD PROPERTIES OLP CO. LLC

By:
Name:
Title:

ACCEPTED AND AGREED TO:

ARCH INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT C

FORM OF NON-DISTURBANCE AGREEMENT

(See attached)